STOCK OPTIONS AGREEMENT

DYNASTAR HOLDINGS, INC.

Non-qualified Stock Options Agreement

This Stock Options Agreement (this "Agreement") is made and entered into as of November 27, 2012 by and between Dynastar Holdings, Inc., a Nevada corporation (the "Company") and Jed Trosper (the "Consultant ").

WHEREAS, the Company is acquiring (the “Acquisition”) the ConnectionPlus® suite of assets (the “Assets”) of uBuy2Give, Inc., a Nevada corporation (“uB2G”) pursuant to that certain asset purchase agreement dated September 13, 2012, as amended and restated on November 17, 2012, by and among the Company, Dynastar Ventures, Inc. and uB2G, which acquisition is expected to close (the “Closing Date”) on or before November 30, 2012;

WHEREAS, the Company desires the assistance of Consultant, a former employee of uB2G, with respect to the integration and implementation of the Assets following the Closing Date and is entering into, of even date herewith, a consulting agreement (the “Consulting Agreement”) with Consultant; and

WHEREAS, as compensation under the Consulting Agreement, the Company has agreed to grant, and the Board of Directors has authorized the granting of, stock Options to purchase up to One Million (1,000,000) restricted shares of the Company’s common stock (the “Common Stock”).

NOW THEREFORE, the Company agrees to offer to Consultant, subject to and effective upon the closing of the Acquisition, the Options, upon the terms and conditions set forth herein.

1.    Grant of Options.

1.1    Grant; Type of Options. The Company hereby grants to the Participant Options (the "Options") to purchase up to One Million (1,000,000) restricted shares of the Company’s common stock, exercisable for a period of 10 years at an exercise price of $0.20 per share, which price may be paid in cash or on a cashless exercise basis. The Options are intended to be Non-qualified Stock Options and not Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code.

1.2    Consideration. The grant of the Options is made in consideration of the services to be rendered by Consultant to the Company under the Consulting Agreement and is subject to the terms and conditions of the Consulting Agreement. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Consulting Agreement.

2.    Conditions to Grant; Vesting; Exercise Period.

2.1      Grant Conditions:

(a)    Subject to and upon the closing of the Acquisition of the Assets, the Company will issue to Consultant Options (the “Initial Options”) to purchase Five Hundred Thousand (500,000) restricted shares of the Company’s common stock.

(b)    If the Assets as implemented by the Company are able to process at least 150,000 transactions by December 31, 2013, the Company shall thereafter promptly issue to Consultant additional Options (the “Additional Options”) to acquire Five Hundred Thousand (500,000) restricted shares of its common stock. This clause survives the termination of the Consulting Agreement such that the Company will remain obligated to issue to Consultant the Additional Options if and when the Company meets the transaction generation test set forth in the first sentence of this subsection.

2.2      Vesting Schedule. The Initial Options will become vested and exercisable on the one-year anniversary of the Closing Date. The Additional Options, if granted, will vest in full on the one-year anniversary of their issuance.

2.3      Expiration. The Initial Options and Additional Options, if granted, will expire on the tenth anniversary of their dates of issuance.

3.    Manner of Exercise.

3.1      Election to Exercise. To exercise the Options, the Consultant (or in the case of exercise after the Consultant's death or incapacity, the Consultant's executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the form attached hereto as Exhibit A.

If someone other than Consultant exercises the Options, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Options.

3.2      Payment of Exercise Price. The entire Exercise Price of the Options shall be payable in full at the time of exercise to the extent permitted by applicable statutes and regulations, either:

(a)    in cash or by certified or bank check at the time the Options is exercised; or

(b)    through a "cashless exercise program" established with a broker;

3.3    Withholding. Prior to the issuance of shares upon the exercise of the Options, Consultant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. Consultant may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Options by any of the following means:

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(a)      tendering a cash payment;

(b)      authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to Consultant as a result of the exercise of the Options; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c)      delivering to the Company previously owned and unencumbered shares of Common Stock.

The Company has the right to withhold from any compensation paid to a Consultant.

3.4    Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Common Stock registered in the name of Consultant, Consultant's authorized assignee, or the Consultant 's legal representative, and shall deliver certificates representing the shares with the appropriate legends affixed thereto. In the case of any stock split, stock dividend or like change in the nature of shares of Common Stock covered by this Agreement, the number of shares and exercise price shall be proportionately adjusted.

4.    No Right to Employment; No Rights as Shareholder. Neither the Consulting Agreement nor this Agreement shall confer upon Consultant any right to be retained in any position, as an employee of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Consulting Agreement at any time, with or without Cause, subject to any limitations set forth in the Consulting Agreement. Consultant shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Options prior to the date of exercise of the Options.

5.    Transferability. The Options may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution or pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process; provided, however, that if the Options are transferable without payment of consideration to immediate family members of Consultant or to trusts or partnerships established exclusively for the benefit of Consultant and Consultant’s immediate family members. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Options or of any right or privilege conferred by this Agreement contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by this Agreement, such Options shall thereupon terminate and become null and void.

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6.    Change in Control. Upon a change of control, including but not limited to a sale of substantially all of the Company’s assets, but not including a financing that may result in a change of control but a continuity in the operations of the business of the Company (a “Change of Control”), (i) all outstanding Options shall immediately vest and (ii) all Additional Options shall be issued (if not already issued) and shall immediately vest. Upon a Change of Control, if the successor or surviving corporation (or parent thereof) so agrees, all outstanding, unexercised Options shall be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof). The Company shall provide to Consultant at least ten (10) days' advance notice to Consultant of the change of control and Consultant shall be entitled to exercise any unexercised Options during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice.  If the successor or surviving corporation (or parent thereof) does not agree to the above, the Company may, in its discretion and upon at least ten (10) days' advance notice to Consultant, cancel the outstanding, unexercised Options and pay in cash and/or shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) to Consultant the value of the Options based upon the price per share of common stock received or to be received by other shareholders of the Company in the Change of Control event.

7.    Registration Rights. If at any time the Company shall determine to file with the Securities and Exchange Commission (the “SEC”) a registration statement relating to the registration of equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send Consultant a notice of such determination and, if within ten (10) days after receipt of such notice Consultant shall so request in writing, the Company shall include in such registration statement as many of shares issuable upon exercise of the Options as Consultant requests to be registered.

8.    Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains Consultant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Options or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Options to reduce or eliminate Consultant's liability for Tax-Related Items.

9.    Investment Intent. By accepting the Options, Consultant represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that Consultant execute an undertaking, in such a form as the Company shall reasonably specify, that the Stock is being purchased only for investment and without any then-present intention to sell or distribute such shares.

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10.    Registration Rights.  If at any time the Company shall determine to file with the Securities and Exchange Commission (the “SEC”) a registration statement relating to the registration of equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send Consultant a notice of such determination and, if within ten (10) days after receipt of such notice Consultant shall so request in writing, the Company shall include in such registration statement as many of the shares issuable upon exercise of the Options as Consultant requests to be registered.

11.    Resale Restrictions May Apply. Any resale of the shares of Common Stock received upon exercising any Options will be subject to resale restrictions contained in the securities legislation applicable to Consultant. Consultant acknowledges and agrees that Consultant is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

12.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to Consultant under this Agreement shall be in writing and addressed to Consultant at the Consultant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13.    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.

14.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Consultant to the Company for review. The resolution of such dispute by the Company shall be final and binding on Consultant.

15.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Consultant and Consultant's beneficiaries, executors, administrators and the person(s) to whom the Options may be transferred by will or the laws of descent or distribution.

16.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

17.    Amendment. The Company has the right to amend, alter, suspend, discontinue or cancel the Options, prospectively or retroactively; provided, that, no such amendment shall adversely affect Consultant's material rights under this Agreement without Consultant's consent.

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18.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.    Acceptance. Consultant hereby acknowledges receipt of a copy of the Consulting Agreement and this Agreement. Consultant has read and understands the terms and provisions thereof and hereof, and accepts the Options subject to all of the terms and conditions of the Consulting Agreement and this Agreement. Consultant acknowledges that there may be adverse tax consequences upon exercise of the Options or disposition of the underlying shares and that Consultant should consult a tax advisor prior to such exercise or disposition.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DYNASTAR HOLDINGS, INC.

By:

Name: John S. Henderson IV
Title: Chief Executive Officer

CONSULTANT

Name:

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EXHIBIT A

To:	Dynastar Holdings, Inc.

Attention: CEO

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 3 of that certain Stock Option Agreement (the “Agreement”) dated as of the ___ day of November, 2012, between the Company and the undersigned.

The undersigned hereby elects to exercise Optionee’s option to purchase ____________shares of the common stock of the Company at a price of US$0.20 per share, for aggregate consideration of US$___________, on the terms and conditions set forth in the Agreement and the 2011 Plan. Such aggregate consideration, in the form specified in Section 3 of the Agreement, accompanies this notice.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Registration Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at ____________________________________, the _________ day of ________________________, 201_.

(Name of Optionee – Please type or print)

(Signature and, if applicable, Office)

(Address of Optionee)

(City, State, and Zip Code of Optionee)